Exhibit 99.1




FOR IMMEDIATE RELEASE:                     CONTACT: DOUGLAS I. PAYNE
July 12, 2004                              Executive Vice President -
                                           Finance and Administration
                                           (276) 627-2157
                                           e-mail:dpayne@stanleyfurniture.com

                                           ANITA W. WIMMER
                                           Treasurer
                                           (276) 627-2446
                                           e-mail:awimmer@stanleyfurniture.com

                       STANLEY FURNITURE ANNOUNCES HIGHER
                SALES AND EARNINGS FOR THE SECOND QUARTER OF 2004

Earnings per share increase 51% on 15% sales gain

STANLEYTOWN, VA, July 12, 2004/PRNewswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NNM:STLY) today reported increased sales and earnings for the second quarter of 2004. Both sales and earnings exceeded management's guidance for the quarter issued in mid-April.

Net sales of $70.7 million increased 15.2% from the second quarter of 2003, marking the ninth consecutive quarter of sales growth over the comparable prior year quarter. Earnings per share grew 50.9% to $.80 compared to $.53 in the second quarter of last year.

For the first half of 2004, net sales of $140.9 million increased 14.9% over the comparable prior year period. Year-to-date earnings per share grew 43.8% to $1.51 compared to $1.05 in the first half of 2003.

Second quarter 2004 operating income rose to $8.7 million, or 12.3% of net sales. Operating income for the first half of 2004 increased to $16.5 million, or 11.7% of net sales, from $12.3 million, or 10.0% of net sales, in the comparable prior year period. Higher sales, increased production levels at the Company's domestic facilities, although at a slower growth rate than sales due to the growth of sourced items, and savings from sourcing initiatives drove the improvement.

Approximately 27% of sales came from sourced items in the first half of 2004. Management expects sales from sourced items to level off around 30% of sales for total year 2004.

Cash flow in the first half of 2004 was used to reduce debt $4.3 million, pay cash dividends of $1.2 million and increase the Company's cash on hand by $1.4 million. Approximately $10.2 million remains authorized by the Company's Board of Directors to repurchase shares of the Company's common stock. Total debt outstanding was $18.4 million and cash on hand was $3.9 million at June 26, 2004.

Business Outlook

"We are pleased to report our ninth consecutive quarter of year-over-year sales growth," commented Jeffrey R. Scheffer, president and chief executive officer. "Our sales have grown at approximately 15% over the prior year period in each of the last three quarters. It appears that improved economic conditions are finally producing positive industry growth. However, we believe a large portion of our sales growth continues to come from market share gains. The strong first half performance combined with good momentum as we enter the second half of the year has caused us to again raise our sales and earnings guidance for 2004 as outlined below. We anticipate gross profit and operating income margins to contract in the third quarter compared to the second quarter due to inflation in raw materials, wages, employee benefits and energy costs, and tariffs imposed on wooden bedroom furniture imported from China. However, we believe these cost increases will be offset with modest pricing actions and continued gains in operating efficiencies by the fourth quarter.

Our focus is to create exciting designs, produce high-quality product and provide excellent service," Scheffer continued. "Best product is determined by both design and price. Blending efficient domestic manufacturing in highly focused facilities with intelligent outsourcing of certain component parts and finished goods allows us to offer a compelling value proposition. This combination gives Stanley a competitive advantage by offering higher value and well-styled product, without sacrificing our culture of high quality and fast delivery. Our recent market share gains provide encouraging evidence that our customers are responding favorably and that we are executing the strategy well," Scheffer concluded.

Management offers the following guidance for total year 2004:

o Net sales are expected to be in the range of $284 million to $291 million, an increase of 9% to 12% over the prior year. o Operating income is expected to be in the range of $32.5 million to $34.1 million. o The Company's effective tax rate is expected to be in the range of 36.0% to 36.5% for 2004 compared to 36.0% in 2003. o Earnings per share are expected to be in the range of $2.95 to $3.10 compared to $2.34 for 2003.

Management offers the following guidance for the quarter ending September 25, 2004:

o Net sales are expected to be in the range of $71.5 million to $74.0 million, an increase of 10% to 13% over the third quarter of 2003.
o Operating income is expected to be in the range of $7.1 million to $7.6 million.
o Earnings per share are expected to be in the range of $.70 to $.75 compared to $.59 in the year-ago quarter.

All earnings per share are on a diluted basis.

Celebrating its 80th Anniversary in 2004, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market. Manufacturing facilities are located in Stanleytown and Martinsville, VA and Robbinsville and Lexington, NC. Its common stock is traded on the Nasdaq stock market under the symbol STLY.


Conference Call Details

The Company will host a conference call Tuesday morning, July 13, at 10:00 a.m. Eastern Time. The call will also be web cast live and archived on the Company's web site at www.stanleyfurniture.com. The dial-in-number is (877) 407-8029. A replay will be available through July 20, 2004. The dial-in-number for the replay is (877) 660-6853, the account reference number is 6721 and the conference number is 109785.

Forward-Looking Statements

Certain statements made in this release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "believes," "estimates," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect the Company's reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include competition in the furniture industry including competition from lower-cost foreign manufacturers, the Company's success in pursuing its blended strategy of expanded offshore sourcing and domestic manufacturing, disruptions in offshore sourcing including those arising from supply or distribution disruptions or changes in political or economic conditions affecting the countries from which the Company obtains offshore sourcing, international trade policies of the United States and countries from which the Company obtains offshore sourcing, changes in the preliminary duties imposed on wooden bedroom furniture imported from China, the cyclical nature of the furniture industry, fluctuations in the price for lumber which is the most significant raw material used by the Company, fluctuations in foreign freight cost, credit exposure to customers, capital costs and general economic conditions. Any forward-looking statement speaks only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.
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                                  TABLES FOLLOW

                         STANLEY FURNITURE COMPANY, INC.
                         Consolidated Operating Results
                      (in thousands, except per share data)
                                   (unaudited)

                                            Three Months Ended         Six Months Ended
                                           June 26,     June 28,     June 26,     June 28,
                                             2004        2003          2004         2003
                                           -------      -------      --------     --------

Net sales ..............................   $70,721      $61,409      $140,943     $122,707

Cost of sales ..........................    52,475       46,844       105,476       93,520

                                           -------      -------      --------     --------
    Gross profit .......................    18,246       14,565        35,467       29,187

Selling, general and administrative
expenses ...............................     9,539        8,400        18,956       16,913
                                           -------      -------      --------     --------

  Operating income .....................     8,707        6,165        16,511       12,274


Other income, net ......................       (42)         (47)          (95)         (89)
Interest expense .......................       577          660         1,203        1,371
                                           -------      -------      --------     --------
  Income  before income taxes ..........     8,172        5,552        15,403       10,992

Income taxes ...........................     2,961        2,016         5,585        3,990
                                           -------      -------      --------     --------
  Net income ...........................   $ 5,211      $ 3,536      $  9,818     $  7,002
                                           =======      =======      ========     ========

Diluted earnings per share .............   $  0.80      $  0.53      $   1.51     $   1.05
                                           =======      =======      ========     ========

Weighted average number of shares ......     6,515        6,628         6,485        6,652
                                           =======      =======      ========     ========
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                         STANLEY FURNITURE COMPANY, INC.
                      Consolidated Condensed Balance Sheets
                                 (in thousands)
                                   (unaudited)

                                                          June 26,    June 28,    Dec 31,
                                                            2004        2003       2003
                                                          ---------   --------   --------

Assets
Current assets:
     Cash ..............................................   $  3,922   $  7,479   $  2,509
     Accounts receivable, net ..........................     34,723     31,559     30,120
     Inventories .......................................     68,440     55,563     54,638
     Prepaid expenses and other current assets .........      1,426      1,051      2,855
     Deferred income taxes .............................      2,927      3,196      2,855
                                                           --------   --------   --------
         Total current assets ..........................    111,438     98,848     92,977

Property, plant, and equipment, net ....................     52,574     57,083     55,154
Goodwill ...............................................      9,072      9,072      9,072
Other assets ...........................................      6,565      8,103      7,000
                                                           --------   --------   --------

         Total assets ..................................   $179,649   $173,106   $164,203
                                                           ========   ========   ========

Liabilities and Stockholders' Equity
Current liabilities:
     Current maturities of long-term debt ..............   $  4,157   $  6,914   $  7,014
     Accounts payable ..................................     16,829     14,306     10,595
     Accrued expenses ..................................     15,332     12,762     10,913
                                                           --------   --------   --------

         Total current liabilities .....................     36,318     33,982     28,522

Long-term debt .........................................     14,257     18,414     15,686
Deferred income taxes ..................................     11,063     12,874     12,560
Other long-term liabilities ............................      5,909      4,497      4,877

Stockholders' equity ...................................    112,102    103,339    102,558
                                                           --------   --------   --------

         Total liabilities and stockholders' equity ....   $179,649   $173,106   $164,203
                                                           ========   ========   ========
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                         STANLEY FURNITURE COMPANY, INC.
                 Consolidated Condensed Statements of Cash Flows
                                 (in thousands)
                                  (unaudited)


                                                             Six Months Ended
                                                            June 26,     June 28,
                                                             2004         2003
                                                          ---------    ---------
Cash flows from operating activities:
  Cash received from customers ........................   $ 136,610    $ 118,895
  Cash paid to suppliers and employees ................    (125,246)    (106,210)
  Interest paid .......................................        (715)      (1,754)
  Income taxes paid, net ..............................      (4,067)      (5,552)
                                                          ---------    ---------

    Net cash provided by operating activities .........       6,582        5,379
                                                          ---------    ---------

Cash flows from investing activities:

  Capital expenditures ................................        (200)        (360)
  Other, net ..........................................         (88)         (19)
                                                          ---------    ---------

    Net cash used by investing activities .............        (288)        (379)
                                                          ---------    ---------

Cash flows from financing activities:
  Repayment of senior notes ...........................      (4,286)      (4,286)
  Purchase and retirement of common stock .............        --         (2,709)
  Dividends paid ......................................      (1,246)        (652)
  Proceeds from insurance policy loans ................        --            888
  Proceeds from exercise of stock options .............         651           11
                                                          ---------    ---------
    Net cash used by financing activities .............      (4,881)      (6,748)
                                                          ---------    ---------
Net  increase (decrease) in cash ......................       1,413       (1,748)
Cash at beginning of period ...........................       2,509        9,227
                                                          ---------    ---------
  Cash at end of period ...............................   $   3,922    $   7,479
                                                          =========    =========
Reconciliation of net income to
  net cash provided by operating activities:
    Net income ........................................   $   9,818    $   7,002

    Adjustments to reconcile net income to net cash
     provided by operating activities:
      Depreciation and amortization ...................       2,830        2,897
      Deferred income taxes ...........................      (1,569)        (530)
      Changes in working capital ......................      (6,020)      (3,506)
      Other assets ....................................         491         (427)
      Other long-term liabilities .....................       1,032          (57)
                                                          ---------    ---------
  Net cash provided by operating activities ...........   $   6,582    $   5,379
                                                          =========    =========
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